Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Announces Data from Australian Patient Cohort in EMPOWER Study and from Caloric Intake Study

Results to Be Presented at the 23rd Scientific Meeting of the

Obesity Surgery Society of Australia and New Zealand

ST. PAUL, Minnesota, November 8, 2010 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced clinical results from the Australian patient cohort of its EMPOWER™ study and from a caloric intake study of VBLOC® vagal blocking therapy delivered via the Maestro® System. The data will be presented at the 23rd Scientific Meeting of the Obesity Surgery Society of Australia and New Zealand (OSSANZ), being held November 10 – 12, 2010 in Hobart, Tazmania.

EMPOWER Study Australian Experience

The EMPOWER trial is a multi-center, randomized, double-blind, prospective, placebo-controlled pivotal study designed to evaluate the safety and efficacy of the Company’s first-generation Maestro RF System in the treatment of obesity. In October 2009, EnteroMedics announced that the EMPOWER study did meet its safety endpoint but did not meet its primary and secondary efficacy endpoints. In the Australian cohort, a total of 83 subjects were enrolled at two centers, with 61 subjects implanted. Main outcome measures were morbidity, mortality and excess weight loss (EWL) at 12 months. Results include:

•	Mean 12-month EWL was 25% for the treatment group and 17% for the control group;

•	Weight loss was linearly related to hours of device use; subjects with ≥9 hours/day use achieved 37% and 21% mean EWL (treated versus control, p=.02); and

•	No therapy-related serious adverse events or deaths were reported across the entire study population.

“Our experience with VBLOC Therapy in Australia is highly encouraging in that we see significant weight loss without compromise in patient safety,” said James Toouli, M.D., professor of surgery at Flinders University in Adelaide, Australia, and one of the study’s investigators. “VBLOC was found to be particularly effective when therapy was delivered over longer daily durations, with EWL reaching 37% at 12-months among treatment group subjects who used the device for greater than 9 hours each day. These data, along with results from other ongoing studies, suggest that VBLOC Therapy may represent a uniquely safe and effective surgical option for supporting weight loss in obese patients.”

Caloric Intake Study

As part of the VBLOC-DM2 ENABLE trial, a feasibility study was conducted to evaluate satiety and calorie intake in obese patients with type 2 diabetes mellitus that were implanted with the EnteroMedics’ second generation Maestro RC (Rechargeable) System. The Maestro RC System is powered by an internal battery recharged by the patient for a short time each week, providing greater convenience in adhering to recommended daily therapy. Ten obese patients at one center received VBLOC Therapy for 6 months. Follow-up included body weights; 7-day diet records assessed by a nutritionist; calorie calculations; and visual analogue scale (VAS) questions to assess satiety by 7-day or 24-hour recall at the following time periods: baseline, 4 and 12 weeks and 6 months post device initiation. A validated program, Food Works™, was used to determine calorie and nutrition content. Results include:

•	Mean EWL for the study was 33% (p<0.001) at 6 months;

•	Calorie intake decreased by 45% (p<.001), 48% (p<.001) and 37% (p=.02), at 4 and 12 weeks and 6 months, respectively, from a baseline of 2,062 kcal/day; and

•	VAS recall data, using a repeated measures analysis, documented fullness at the beginning of meals (p=.006) and less food consumption (p=.02) corroborating the reduction in caloric intake.

“Data from the EMPOWER and caloric intake studies demonstrate a clear consistency of weight loss and safety among obese patients using VBLOC Therapy,” said President and Chief Executive Officer Mark B. Knudson, Ph.D. “The caloric intake study in particular provides insight into the direct effects of VBLOC Therapy on diet, satiety and corresponding weight loss over a six month period. We expect that the totality of our clinical experience and the ongoing support of the Australian bariatric surgical community will contribute to our objective of commercializing the Maestro RC System in this major international market.”

EnteroMedics announced in August its plans to commercialize the Maestro RC System in Australia and to file an application for approval and listing with the Australian Therapeutic Goods Administration upon CE Mark certification of the Maestro RC System. The Company also announced that it has entered into a cooperation agreement with the Australian Institute of Weight Control (AIWC), a network of bariatric clinics specializing in laparoscopic weight loss surgery and clinical research for the morbidly obese, to help commercialize and market the Maestro System in Australia, among other efforts.

About Obesity in Australia

According to the Australian Bureau of Statistics, in 2008 sixty-two percent of all adults in Australia were either overweight (BMI > 25) or obese (BMI > 30). It is estimated that by 2025, 7.2 million Australians could be obese. The Australian Federal Minister has declared obesity a national priority, with obesity related costs exceeding $21 billion annually. Approximately 13,900 bariatric surgeries were performed in Australia in 2008.

About VBLOC Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About the EMPOWER Trial

The EMPOWER trial is a multi-center, randomized, double-blind, prospective, placebo-controlled pivotal study. On October 2, 2009, EnteroMedics announced preliminary results from the trial indicating that based on an initial analysis, the study met its safety endpoint, but did not meet its primary and secondary efficacy endpoints. The overall study results showed that for all patients (n=253), the average EWL at 12 months was 16.6% EWL (BMI) from implant (12.1% from initiation, MetLife) for the treatment arm and 16.4% EWL (BMI) from implant (12.0% from initiation, MetLife) for the control arm. The review further suggests that patients that used the device for the prescribed amount of time (>9 hours) had clinically meaningful weight-loss, that both the treatment and control arm subjects experienced comparable, significant, dose-dependent EWL at 12 months, and that there was an unanticipated therapeutic effect in which a low-intensity blocking signal introduced VBLOC therapy in human subjects in the control group. As of October 20, 2010, 159 patients have an average EWL of 19.4% at 24 months.

About the VBLOC-DM2 ENABLE Trial

The VBLOC- DM2 ENABLE trial is an international, open-label, prospective, multi-center study designed to evaluate the efficacy of VBLOC therapy by measuring average percentage EWL, HbA1c (blood sugar) and FPG (fasting plasma glucose) and blood pressure at one week, one month, three, six and 12 months and possibly longer in approximately 30 subjects. The Maestro RC System is powered by an internal battery recharged via an external mobile charger and transmit coil worn by the patient for a short time each week. To date, no deaths or medically serious device related adverse events have been reported during the VBLOC-DM2 ENABLE trial and the safety profile is similar to that seen in the other VBLOC trials. As of October 20, 2010, 25 subjects have an average EWL of 25.3% and a one percentage point reduction in HbA1c levels from 7.6% to 6.6% at 12 months.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ next-generation Maestro RC System). EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 29, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

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